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  FORM 3                                                 OMB APPROVAL
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                                                 OMB Number:          3235-0104
                                                 Expires:     December 31, 2001
                                                 Estimated average burden
                                                 hours per response.........0.5
                                                 ------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


      INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940


(Print or Type Response)

1.   Name and Address of Reporting Person*

          Peterson                    Paul
     ------------------------------------------------------------------------
          (Last)                       (First)                   (Middle)

          519 SW Third Avenue, Suite 805
     ------------------------------------------------------------------------
                   (Street)

          Portland                     Oregon                    97204
     ------------------------------------------------------------------------
           (City)                      (State)                    (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

             June 14, 2001
     ------------------------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ------------------------------------------------------------------------

4.   Issuer Name and Ticker or Trading Symbol

      NxGen Networks, Inc.       NXNWE
     ------------------------------------------------------------------------

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

      [X] Director
      [X] 10% Owner
      [ ] Officer (Give Title Below)     _________________________
      [ ] Other (Specify Below)          _________________________

6.   If Amendment, Date of Original (Month/Day/Year)

     _________________________________________________________

7.   Individual or Joint/Group Filing (Check Applicable Line)

      [X] Form filed by One Reporting Person
      [ ] Form filed by More than One Reporting Person

==========================================================================================================
                         Table I -- Non-Derivative Securities Beneficially Owned
==========================================================================================================

- --------------------------------------------------------------------------------------------------------
                                                   3.  Ownership Form:       4.  Nature of Indirect
                         2.  Amount of Securities      Direct (D) or             Beneficial
 1.  Title of Security       Beneficially Owned        Indirect (I)              Ownership
     (Instr. 4)              (Instr. 4)                (Instr. 5)                (Instr.5
- --------------------------------------------------------------------------------------------------------
Common Stock                    30,647,737                 I*                  Shares owned by Seedling
                                                                               Techonologies, Inc. of
                                                                               which Messr. Peterson is a
                                                                               1.3% owner.
- --------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------

==========================================================================================================

Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
(Print or Type Responses)
====================================================================================================================================
                                 Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                3.  Title and
                                                Amount of
                      2.  Date                  Securities
                      Exercisable               Underlying
                      and Expiration            Derivative
                      Date (Month/              Security
                      Day/Year)                 (Instr. 4)                                        5.  Ownership
                -------------------------------------------------                                 Form of
                                                         Amount               4.  Conversion      Derivative          6.  Nature of
1. Title  of                                             or                   or Exercise         Security:           of Indirect
Derivative                                               Number               Price of            Direct (D) or       Beneficial
Security         Date          Expiration                of                   Derivative          direct (I)          Ownership
(Instr. 4)       Exercisable   Date            Title     Shares               Security            (Instr. 5)          (Instr. 5)
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* Owned by Seedling Technologies Corporation. Mr. Peterson is an officer and director of Seedling.

                              /s/ Paul Peterson                      06/21/01
                              -----------------------------        ------------
                              Signature of Reporting Person            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient See Instruction 6 for procedure.

       Potential persons who are to respond to the collection contained in this form are not required to respond unless the form displays a currently valid OMB Number.